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                                  EXHIBIT B4.1
           FORM OF FLEXIBLE PREMIUM VARIABLE ANNUITY CONTRACT FPIVA99
          AS AMENDED BY SUBSTITUTE PAGES FOR FLEXIBLE PREMIUM VARIABLE
                            ANNUITY CONTRACT IVA2002
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               AMERICAN UNITED LIFE INSURANCE COMPANY (R)
 One American Square, P.O. Box 368, Indianapolis, Indiana 46206-0368

NAME OF OWNER                                                 POLICY NUMBER
   JOHN DOE                                                   00000001
NAME OF ANNUITANT
   JOHN DOE

AMERICAN UNITED LIFE INSURANCE COMPANY (R) (AUL) will begin an annuity on the Annuity Date, in accordance with the Settlement provisions, if the Annuitant and the Owner are both living. If either the Annuitant or the Owner dies before the Annuity Date, AUL will provide benefits as described in the Death of Annuitant or Death of Owner provisions.

                       10-DAY RIGHT TO EXAMINE THE POLICY

     THIS POLICY MAY BE SENT BACK TO AUL OR ITS REPRESENTATIVE WITHIN 10 DAYS AFTER IT IS RECEIVED. IN SUCH CASE, THIS POLICY WILL BE VOID FROM THE BEGINNING. AUL WILL REFUND THE ACCOUNT VALUE WITHIN SEVEN DAYS AFTER THIS POLICY IS RETURNED. NOTIFICATION OF THE RIGHT TO EXAMINE PERIOD WILL BE SENT WITH THE POLICY WHEN ISSUED.

ALL BENEFITS, PAYMENTS, AND VALUES UNDER THIS CONTRACT WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND MAY INCREASE OR DECREASE. VARIABLE BENEFITS ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

______________________________________________________________________________

                           READ YOUR POLICY CAREFULLY

                FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY POLICY
                                  PARTICIPATING
                        PERIOD OF COVERAGE NOT GUARANTEED

          Annuity will begin on annuity date in accordance with the settlement provisions. This policy is a legal contract between the owner and AUL.

______________________________________________________________________________
Signed for American United Life Insurance Company (R) by


/s/ William R. Brown
    Secretary

/s/ Jerry D. Semler
    Chairman of the Board, President, and
    Chief Executive Officer

                          TABLE OF CONTENTS

                                                                   Page No.
Policy Data Page ................................................... 3
Definitions......................................................... 4
Premium Provisions ................................................. 6
  Premium .......................................................... 6
  Net Purchase Payments............................................. 6
  Allocation of Net Purchase Payments .............................. 6
Account Value Provisions ........................................... 6
  Account Value .................................................... 6
  Cash Value........................................................ 7
  Net Cash Value.................................................... 7
Variable Account Provisions......................................... 7
  Separate Account.................................................. 7
  Investment Account................................................ 7
  Variable Account Value............................................ 7
  Crediting of Accumulation Units .................................. 7
  Accumulation Unit Value........................................... 8
  Net Investment Factor............................................. 8
  Addition, Deletion and Substitution of Investments................ 8
Fixed Account Provisions ........................................... 9
  Fixed Account Value .............................................. 9
  MVA Fixed Accounts and Guaranteed Periods ........................ 9
  Market Value Adjustment .......................................... 9
  MVA Free Window and Reinvestment..................................10
  MVA Adjustment Factor Formula ....................................10
Transfer Provision .................................................10
Contract Charges....................................................11
  Premium Tax ......................................................11
  Annual Contract Fee ..............................................11
  Monthly Rider Charge..............................................11
  Mortality and Expense Risk Charge ................................11
  Monthly Administrative Charge ....................................11
  Withdrawal Charge ................................................11
  Taxes ............................................................11
Withdrawal Provisions...............................................11
  Free Withdrawal Amount............................................11
  Withdrawals.......................................................11
  Deferral of Payments..............................................12
Death Benefit Provisions ...........................................12
  Death Proceeds....................................................12
  Death of the Owner................................................12
  Death of the Annuitant ...........................................13


IVA2002-DP
                                Page 2
                                                                 06-02

                          TABLE OF CONTENTS

                                                                   Page No.

Loans...............................................................13
  Interest Charged on Loans ........................................13
  Loan Account......................................................13
  Loan Payments ....................................................13
Ownership, Assignment and Beneficiary Provisions....................13
  Ownership.........................................................13
  Assignment........................................................14
  Beneficiary.......................................................14
  Change of Beneficiary ............................................14
  Change of Annuitant...............................................14
Other Contract Provisions...........................................14
  Contract..........................................................14
  Incontestability..................................................14
  Annual Report.....................................................15
  Conformity with Laws..............................................15
  Participation ....................................................15
Settlement Provisions...............................................15
  Contract Proceeds ................................................15
  Annuity Date......................................................15
  Annuitization ....................................................15
  Fixed Payment Annuity ............................................15
  Variable Payment Annuity..........................................16
    Annuity Units and Payment Amount ...............................16
    Assumed Investment Rate ........................................16
    Value of an Annuity Unit........................................16
    Transfers ......................................................16
  Payment Options ..................................................17
  Adjusted Age......................................................17
  Payee ............................................................17
  Claims of Creditors...............................................17
  Misstatement of Age or Sex........................................17
  Evidence of Age and Sex...........................................17
  Evidence that Annuitant is Alive..................................17
Settlement Option Tables ...........................................18

                                    Page 2a

                        POLICY DATA PAGE

     CONTRACT DATE:       [Sept 01, 1997]       POLICY    NUMBER: [00000001]

     NAME OF ANNUITANT:   [John Doe]            ANNUITY DATE:  [Sept 01, 2027]

     NAME OF OWNER:       [John Doe]


                     CONTRACT SPECIFICATIONS

     PLAN: [Flexible Premium Deferred Variable Annuity]
     INITIAL PREMIUM:    [$1,000.00]
     PLANNED PREMIUM:   [$1,000.00]
     MODE: [Annual]
     CONTRACT YEAR IN WHICH CONTRACT PROCEEDS EQUAL ACCOUNT VALUE: [5] EXTRA CREDIT PREMIUM OPTION:[4%, 5%, 6% or 7% of premiums received in first Contract Year]


                   CONTRACT MINIMUM AND MAXIMUM SPECIFICATIONS

Minimum Premium Payment Subsequent to the Initial Premium*:[$100 Monthly or $1000 Annually]
*Must have deposited $5,000 by the end of the 5th policy year.
MINIMUM ACCOUNT VALUE REQUIRED TO CONTINUE CONTRACT:[ $2,500]
MINIMUM PREMIUM ALLOCATION TO ANY INVESTMENT ACCOUNT OR THE FIXED ACCOUNT:
     1% of the premium payment. All allocations must be in whole percentages.

MAXIMUM PREMIUM ACCEPTABLE IN A CONTRACT YEAR:
     [$1,000,000 in the first two Contract Years]
     [$30,000 in any Contract Year thereafter for Qualified Plans] [$15,000 in any Contract Year thereafter for Non-Qualified Plans]

                 CONTRACT CHARGE SPECIFICATIONS

PREMIUM TAX CHARGE: [ % varies by state]

ANNUAL CONTRACT FEE:
[$50, for Contracts with Account Value less than $20,000]
[$30, for Contract with Account Value between $20,000 and $50,000] [$0, for Contracts with Account Value in excess of $50,000]

MONTHLY MORTALITY AND EXPENSE RISK CHARGE:
1/12 of the following percentage of the Variable Account Value:
   [1.25% in all years]

MONTHLY ADMINISTRIVE CHARGE:
1/12 of the following percentage of the Variable Account Value:
   [.15% in all years]

                    CONTRACT WITHDRAWAL CHARGE SPECIFICATIONS
       WITHDRAWAL CHARGE AS A % OF PREMIUM PAID IN THE FIRST CONTRACT YEAR

        CONTRACT       WITHDRAWAL        CONTRACT        Withdrawal
         Year           Charge            Year            Charge
         [1               8%               6                5%
          2               8%               7                4%
          3               8%               8                2%
          4               7%               9 and            0%]
          5               6%            thereafter


              [REVISED WITHDRAWAL CHARGE SCHEDULE FOR RIDER LR-177]

   CONTRACT       WITHDRAWAL        CONTRACT        Withdrawal
     Year           Charge            Year            Charge
      [1               8%               6                5%
       2               8%               7 and            0%]
       3               8%            thereafter
       4               7%
       5               6%



MINIMUM PARTIAL WITHDRAWAL AMOUNT: [$200]
FREE WITHDRAWAL AMOUNT: [12%] of the Account Value as of the most recent
                         Contract Anniversary

                          CONTRACT LOAN SPECIFICATIONS

MINIMUM LOAN AMOUNT: [$1,000]
INTEREST RATES FOR LOANS (IF AVAILABLE):
  RATE CHARGED ON LOAN BALANCES: [5%]
  RATE CREDITED TO LOAN ACCOUNT: [3%]

               CONTRACT FIXED AND SEPARATE ACCOUNT SPECIFICATIONS

MVA FIXED ACCOUNT GUARANTEED PERIODS: [1, 3, 5, 7, & 10 years]
MVA FREE WINDOW: [30 days prior to the end of the Guaranteed Period selected.] MINIMUM DEPOSIT FOR ANY MVA ACCOUNT:[$1,000]
MVA ACCOUNT MINIMUM BALANCE:[$500]
GUARANTEED MINIMUM INTEREST RATE ON MVA FIXED ACCOUNTS: 3%
SEPARATE ACCOUNT: [AUL American Individual Variable Annuity Unit Trust] MINIMUM TRANSFER AMOUNT: [$500]
TRANSFER CHARGE: [$0] for the first [12] transfers in any Policy Year
                [$25] for each subsequent transfer in the Policy Year

                      RIDER SPECIFICATIONS
     MONTHLY RIDER CHARGE (Sum of all Rider Charges):

     FORM              DESCRIPTION OF COVERAGE              RIDER CHARGE

     [LR-165             Long Term Care Facility And            N/A
                         Terminal Illness Benefit Rider

     LR-162              Enhanced Death Benefit Rider           [.15% of Account Value annually, deducted monthly]

     LR- 175             Enhanced Earnings                      [.40% of Account Value annually, deducted monthly]
                         Benefit Rider
                          Earnings Benefit Cap is [250%
                          or $1,000,000 whichever is less].
                          Earnings Benefit Percentage
                          is [.35 (for Owners aged 0-69 on
                          the Contract Date) or .25 (for
                          Owners aged 70-75 on the
                          Contract Date), or 0 (for Owners
                          aged 76 or older on the Contract
                          Date)].

     LR-176              Earnings Benefit Rider                 [.30% of Account Value annually, deducted monthly]
                          Earnings Benefit Cap is [250%
                          or $1,000,000 whichever is less].
                          Earnings Benefit Percentage
                          is [.35 (for Owners aged 0-69 on
                          the Contract Date) or .25 (for
                          Owners aged 70-75 on the
                          Contract Date), or 0 (for Owners
                          aged 76 or older on the Contract
                          Date)].

     LR-177              Six Year Contract                      [.30% of Account Value annually, deducted monthly]
                          Withdrawal Charge RideCharge  Rider

     LR-163              Guaranteed Minimum Annuitization       [.40% of Account Value annually, deducted monthly]
                          Benefit Rider Interest Rate for
                          GMAB Benefit [7.2%]


     LR-174              Extra Credit Premium Rider             [ .55%, .60%, .70%, or .80%, monthly]


                     EXTRA CREDIT PREMIUM RECAPTURE SCHEDULE
                        [4% EXTRA CREDIT PREMIUM OPTION]

 Contract Year                                   Recapture %
 -------------                                   -----------
    [1                                               100%
     2                                               100%
     3                                               100%
     4                                               50%
     5                                               50%
     6                                               50%
     7                                               0%]


                                       3B

                     EXTRA CREDIT PREMIUM RECAPTURE SCHEDULE
                        [5% EXTRA CREDIT PREMIUM OPTION]

 Contract Year                                   Recapture %
 -------------                                   -----------
    [1                                              100%
     2                                              100%
     3                                               80%
     4                                               80%]
    [5                                               60%
     6                                               60%
     7                                               40%
     8                                               20%
     9                                               0%]

                     EXTRA CREDIT PREMIUM RECAPTURE SCHEDULE
                        [6% EXTRA CREDIT PREMIUM OPTION]

Contract Year                                    Recapture %
-------------                                    -----------
    [1                                              100%
     2                                              100%
     3                                            83.33%
     4                                            83.33%
     5                                            66.67%
     6                                               50%
     7                                            33.33%
     8                                            16.67%
     9                                                0%]


                     EXTRA CREDIT PREMIUM RECAPTURE SCHEDULE
                        [7% EXTRA CREDIT PREMIUM OPTION]

Contract Year                                    Recapture %
-------------                                    -----------
    [1                                              100%
     2                                              100%
     3                                            85.71%
     4                                            71.43%
     5                                            57.14%
     6                                            42.86%
     7                                            28.57%
     8                                            14.29%
     9                                                0%]

GMAB ALLOWABLE INVESTMENT ACCOUNTS:
                       [OneAmerica Funds, Inc.
                          OneAmerica Investment Grade Bond Portfolio
                          OneAmerica Value Portfolio
                          OneAmerica Asset Director Portfolio
                          OneAmerica Money Market Portfolio


                                       3c

                       American Century Variable Portfolios, Inc.
                          American Century VP Income & Growth Portfolio
                       Janus Aspen Series
                            Janus Flexible Income Portfolio
                            Janus Worldwide Growth Portfolio
                       Fidelity Variable Insurance Products Fund
                            Fidelity VIP High Income Portfolio
                            Fidelity VIP Equity-Income Portfolio
                            Fidelity VIP Growth Portfolio
                            Fidelity VIP Contrafund(R) Portfolio
                            Fidelity VIP Index 500 Portfolio
                            Fidelity VIP Asset Manager Portfolio
                       INVESCO Variable Investment Funds, Inc.
                            VIF-Utilities Fund
                       T Rowe Price Equity Series, Inc.
                            T Rowe Price Equity Income Portfolio
                            T Rowe Price Mid-Cap Growth Portfolio
                       T Rowe Price Fixed Income Series, Inc.
                            T Rowe Price Limited-Term Bond Portfolio
                       Alger American Fund
                            Alger American Growth Portfolio
                       SAFECO Reinsurance Series Trust
                            SAFECO RST Equity Portfolio
                            SAFECO RST Growth Opportunities Portfolio
                       AUL Fixed Funds
                            Enhanced Averaging Fixed Account

Note: American United Life Insurance Company reserves the right to change the GMAB Allowable Investment Accounts.



                                       3d

                                   DEFINITIONS

ACCOUNT VALUE - The Account Value is the sum of your interest in the Variable Account, the Fixed Account, and the Loan Account.

ACCUMULATION PERIOD - The period beginning on the Contract Date and ending when the Contract is surrendered or annuitized.

ANNUITANT - The person or persons upon whose life annuity payments depend.

ANNUITY DATE - The first day of any month in which an annuity begins. See Policy Data Page.

CASH VALUE - The Cash Value is the Account Value plus or minus any applicable Market Value Adjustment less any applicable Withdrawal Charge. The Net Cash Value is the Cash Value less any outstanding loan and loan interest.

CONTRACT DATE - The date shown as the Contract Date in the Policy Data pages. It will not be later than the date the initial premium is accepted under the Contract, and it is the date used to determine Contract Months, Contract Years, and Contract Anniversaries.

CONTRACT OWNER - see Owner

CONTRACT YEAR - A period beginning with one Contract Anniversary, or in the case of the first Contract Year, beginning on the Contract Date, and ending the day before the next Contract Anniversary.

DEATH PROCEEDS - The amount payable by reason of the death of the Annuitant or Owner during the Accumulation Period in accordance with the terms of the Death Benefit provisions.

FIXED ACCOUNT - An account which is part of our General Account, and is not part of or dependent on the investment performance of the Variable Account.

FREE WITHDRAWAL AMOUNT - The amount that may be withdrawn without incurring withdrawal charges.

GUARANTEED PERIOD - The period of time in years that the interest rate on an MVA Fixed Account is guaranteed. Guaranteed Periods may be 1, 3, 5, 7, or 10 years in length.

HOME OFFICE - The Variable Products Service Office at AUL's principal business office, One American Square, Indianapolis, Indiana 46282.

INVESTMENT ACCOUNTS - One or more of the subdivisions of the Separate Account. Each Investment Account is invested in a corresponding Portfolio of a particular mutual fund.

LOAN ACCOUNT - A portion of the Account Value which is collateral for loan amounts.

MARKET VALUE ADJUSTMENT - An upward or downward adjustment in the value of an MVA Fixed Account if withdrawals or transfers are made prior to the expiration of the Guaranteed Period.

MVA FIXED ACCOUNT - A subaccount of the Fixed Account, having a particular Guaranteed Period, and subject to a Market Value Adjustment.

NET CASH VALUE - The Cash Value less outstanding loans and loan interest.

NET PURCHASE PAYMENTS - The premiums paid less any applicable premium tax.

OWNER - The person entitled to the ownership rights under the Contract and in whose name the Contract is issued.

PARTIAL WITHDRAWAL - A withdrawal of a portion of the Account Value

POLICY DATA PAGE - The Policy Data Page or the supplemental Policy Data Page most recently sent to You by Us.

PROPER NOTICE - Notice that is received at our Home Office in a form acceptable to Us.

PREMIUMS - The amounts paid to AUL as considerations for the Contract.

SEPARATE ACCOUNT - The Separate Account of AUL identified on the Policy Data Page. The Separate Account is segregated into several Investment Accounts.

VALUATION DATE - Valuation Dates are the dates on which the Investment Accounts are valued. A Valuation Date is any date on which the New York Stock Exchange is open for trading and we are open for business.

VALUATION PERIOD - A Valuation Period begins at the close of one Valuation Date and ends at the close of the next succeeding Valuation Date.

VARIABLE ACCOUNT - The Account Value of this Contract which is invested in one or more Investment Accounts.

WE - "We", "us" or "our" means AUL.

YOU - "You" or "your" means the Owner of this Contract.

                               PREMIUM PROVISIONS

PREMIUM - Premiums are payable at our home office. A receipt will be given upon request. Premium payments are flexible and can be paid at any time and in any amount subject to the following conditions:

1. Each premium payment must be at least the Minimum Premium Amount as stated on the Policy Data Page.

2. All premiums received in any one Contract Year may not exceed the Maximum Premium Amount listed on the Policy Data Page, unless a higher amount is agreed to by us.

NET PURCHASE PAYMENTS - A Net Purchase Payment is equal to the premium paid LESS any applicable state premium tax as shown on the Policy Data Page.

ALLOCATION OF NET PURCHASE PAYMENTS - The initial Net Purchase Payment is allocated to the Fixed and/or Variable Accounts on the later of the Contract Date or the date we receive the premium at our Home Office. Subsequent Net Purchase Payments are allocated as of the end of the Valuation Period during which we receive the premium at our Home Office.

All Net  Purchase  Payments  are  allocated  to the  Fixed  Account  (s) and the
Investment   Accounts  based  on  the  percentages  you  have  selected  in  the application.

You may change the allocation of subsequent Net Purchase Payments at any time by Proper Notice, or by telephone if written authorization is on file with us.

                            ACCOUNT VALUE PROVISIONS

Account Value - The Account Value is the sum of your interest in the Fixed Account (s), the Variable Account, and the Loan Account, if available.

The Account Value on the Contract Date of this policy is the initial Net Purchase Payment received for this policy as of the Contract Date.

The Account Value on each Valuation Date after the Contract Date will be:

1. the Account Value on the prior Valuation Date; plus

2. interest credited to amounts allocated to the Fixed Account (s) and the Loan Account; plus

3. the positive or negative investment experience on amounts allocated to the Variable Account, as reflected by the change in value of the Accumulation Units; plus

4. any Net Purchase Payment for the policy allocated since the prior Valuation Date; less

5. any Partial Withdrawal paid since the prior Valuation Date; less

6. any Mortality and Expense Charge, Annual Contract Fee, Monthly Rider Charge, Monthly Administrative Charge, or transfer charges assessed.

CASH VALUE - The Cash Value of this Contract is:

1. the Account Value; plus
2. any positive or negative Market Value Adjustment on the amounts allocated to the MVA Fixed Accounts, less
3. the Withdrawal Charge, if any, shown on the Policy Data Page.

NET CASH VALUE - The Net Cash Value is the Cash Value less any outstanding loan and loan interest.

                   VARIABLE ACCOUNT PROVISIONS

SEPARATE ACCOUNT - The Separate Account is shown on the Policy Data Page. It is a separate account established and owned by us. The assets of the Separate Account will be used to provide values and benefits under this contract and similar contracts. The assets of the Separate Account may not be charged with liabilities arising from any other business in which we take part.

INVESTMENT ACCOUNTS - One or more of the subdivisions of the Separate Account. Each Investment Account is invested in a corresponding Portfolio of a particular mutual fund.

VARIABLE ACCOUNT VALUE - The Variable Account Value of this policy equals the sum for all Investment Accounts of:

(a) the number of accumulation units credited to an Investment Account; multiplied by
(b) the appropriate accumulation unit value.

CREDITING OF ACCUMULATION UNITS - We credit amounts allocated to the Investment Accounts in the form of accumulation units. The number of accumulation units to be credited is determined by dividing:

1. the dollar amount allocated to the particular Investment Account, by
2. the accumulation unit value for the particular Investment Account at the end of the Valuation Period during which the allocation is made.

Accumulation units are credited when Net Purchase Payments are allocated or amounts are transferred into an Investment Account. Accumulation units are deducted when expense charges are assessed or when amounts are partially withdrawn or transferred from an Investment Account.

ACCUMULATION UNIT VALUE - We determine the accumulation unit value for each Investment Account on each Valuation Date. The accumulation unit value for the Money Market account was initially set at one dollar ($1) and the value of each of the other Investment Accounts was set at five dollars ($5) when operations commenced. The value for any later Valuation Period is found by multiplying:

1. the net investment factor for the particular Investment Account, by
2. the accumulation unit value for the same Investment Account for the preceding Valuation Period.

The accumulation unit value may increase or decrease from one Valuation Period to the next.

NET INVESTMENT FACTOR - The net investment factor is used to measure the investment performance of an Investment Account from one Valuation Period to the next. For any Investment Account, the net investment factor for a Valuation Period is determined by dividing (a) by (b), where:

(a) is equal to:
     1. the net asset value per share of the mutual fund held in the Investment Account determined at the end of the current Valuation Period; plus
     2. the per share amount of any dividend or capital gain distribution paid by the mutual fund during the Valuation Period; plus
     3. the per share credit or charge with respect to taxes, if any, paid or reserved for by us during the Valuation Period that are determined by us to be attributable to the operation of the Investment Account.

(b) is equal to:
     1. the net asset value per share of the mutual fund held in the Investment Account determined at the end of the preceding Valuation Period; plus
     2. the per share credit or charge for any taxes reserved for the immediately preceding Valuation Period.

ADDITION, DELETION, OR SUBSTITUTION OF INVESTMENTS - We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the portfolio shares that are held by the Separate Account or that the Separate Account may purchase. We reserve the right to eliminate the shares of any of the eligible portfolios and to substitute shares of another portfolio, or of another open-end, registered investment company, if the shares of an eligible portfolio are no longer available for investment, or if in our judgment further investment in any eligible portfolio should become inappropriate in view of the purposes of the Separate Account. We will not substitute any shares attributable to your interest in an Investment Account without written notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940.

We reserve the right to establish additional Investment Accounts, each of which would invest in a new portfolio, or in shares of another open-end registered investment company. We also reserve the right to eliminate existing Investment Accounts. If deemed by us to be in the best interest of persons having voting rights under the policies, the Separate Account may be operated as a management company under the Investment Company Act of 1940, or it may be deregistered under such Act in the event such registration is no longer required, or it may be combined with other AUL Separate Accounts.

We may, by appropriate endorsement, make such changes in this Contract as may be necessary to reflect any substitution or change.

The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the State of Indiana. If required, the approval process is on file with the Commissioner of the state in which this Contract is issued.

                            FIXED ACCOUNT PROVISIONS

FIXED ACCOUNT VALUE - The Fixed Account Value of this Contract at any time equals:

(a) the total of all Net Purchase  Payments  allocated to the Fixed  Account(s);
plus
(b) the total of all amounts transferred to the Fixed Account (s) from the Variable Account or the Loan Account; plus
(c) interest credited to the Fixed Account (s); minus
(d) the total of all amounts transferred from the Fixed Account(s) to the Variable Account or the Loan Account; minus
(e) the total of all charges deducted from the Fixed Account (s); minus
(f) the total of all Partial Withdrawals from the Fixed Account (s).

MVA FIXED ACCOUNTS AND GUARANTEED PERIODS - Amounts allocated to the Fixed Account may be distributed among the available MVA Fixed Accounts as shown on the Policy Data Page. All funds allocated to the MVA Fixed Accounts will earn a guaranteed minimum interest rate as shown on the Policy Data Page. When funds are allocated to a particular MVA Fixed Account, the declared interest rate on such deposit will remain unchanged for the entire Guaranteed Period applicable to that MVA Fixed Account.

MARKET VALUE ADJUSTMENT - In the event you transfer or withdraw amounts from an MVA Fixed Account prior to the end of the Guaranteed Period and not in the MVA Free Window, we will apply a Market Value Adjustment to the amounts so withdrawn or transferred. The Market Value Adjustment may be positive, negative, or zero, depending on current interest rates and the time remaining to the end of the Guaranteed Period. In no event will the adjustment reduce the Cash Value attributable to that MVA Fixed Account below a sum equal to the Net Purchase Payments less prior withdrawals and charges, all accumulated at the guaranteed minimum interest rate. In no event will the Cash Value attributable to the MVA Fixed Accounts be less than that necessary to satisfy nonforfeiture requirements.

MVA FREE WINDOW AND REINVESTMENT - During the MVA Free Window as shown on the Policy Data Page, you may transfer or withdraw amounts from MVA Fixed Accounts with expiring Guaranteed Periods without Market Value Adjustment. Such amounts may be transferred to the Investment Accounts or reinvested in different MVA Fixed Accounts for different Guaranteed Periods. If you take no such action, the amount available at the end of the Guaranteed Period will be remain in the MVA Fixed Account and a new Guaranteed Period will apply. We will notify you of the interest rate declared on any such reinvestment.

MVA ADJUSTMENT FACTOR FORMULA - A formula will be used to determine the Market Value Adjustment. Subject to the limitation described above, amounts withdrawn or transferred from an MVA Fixed Account will be multiplied by the result of the following formula to determine the Market Value Adjustment:

                                               (N/12)
                        [ ( 1 + I ) /( 1 + J ) ]

where:

     I    is the current interest rate earned by the deposit.
     J is the linearly interpolated interest rate applicable to new MVA Fixed Accounts where N/12 falls between the next shortest and the next longest in duration Guarantee Periods then currently available.
     N is the number of completed months between the date of withdrawal or transfer and the expiration of the Guaranteed Period.

                       TRANSFER PROVISION

Transfers - You may transfer amounts between the Fixed Account and Investment Accounts or among Investment Accounts at any time after the Right to Examine period. The transfer will be made as of the end of the Valuation Period during which we receive the request.

The minimum transfer amount is shown on the Policy Data Page. The transfer must be at least for the minimum amount, or, if less, the entire amount in the Fixed Account or an Investment Account each time that a transfer is made. If after the transfer, the amount remaining in any MVA account is less than the amount shown on the Policy Data Page, we have the right to transfer the entire amount. If, after the transfer, the amount remaining in an Investment Account is less than $25, we have the right to transfer the entire amount. Any applicable transfer charge shown on the Policy Data Page will be assessed. The charge will be deducted from the account(s) from which the transfer is made on a prorata basis; and, if those remaining account values are not sufficient, from account values determined by us.

Transfers are made such that the Account Value on the date of transfer will not be affected by the transfer, except for the deduction of any transfer charge.

We reserve the right to limit the number of transfers to 12 per year, or to restrict transfers from being made on consecutive Valuation Dates.
                                       10

If we determine that the transfers made by or on behalf of one or more Owners is to the disadvantage of other Owners, we may restrict the rights of certain Owners. Such restrictions would be applied in any manner reasonably designed to prevent transfers of some Owners from being disadvantageous to other Owners. We also reserve the right to limit the size of transfers and remaining balances, to require a minimum time period between transfers, to limit the number and frequency of transfers, and to discontinue telephone transfers.

                        CONTRACT CHARGES

PREMIUM TAX - The Premium Tax is shown on the Policy Data Page. The Net Purchase Payment is the premium less any applicable Premium Tax.

ANNUAL CONTRACT FEE - The Annual Contract Fee is shown on the Policy Data Page. If applicable, it will be deducted as of the Contract Anniversary from the Fixed Account and Investment Accounts prorata based on your amounts in each account.

MONTHLY ADMINISTRATIVE CHARGE This charge will be deducted from the Investment Accounts monthly prorata based on your amounts in each account. The amount of this charge is shown on the Policy Data Page.

MONTHLY RIDER CHARGE - The Monthly Rider Charge is the sum of the Rider Charges shown on the Policy Data Page.

MORTALITY AND EXPENSE RISK CHARGE - The Mortality and Expense Risk Charge is compensation for our assumption of the mortality and expense risks. This charge will be deducted from the Investment Accounts monthly prorata based on your amounts in each account. The amount of this charge is shown on the Policy Data Page.

WITHDRAWAL CHARGE - We will deduct the Withdrawal Charge from the Account Value on the date this Contract is surrendered for cash. The Withdrawal Charge is shown on the Policy Data Page.

TAXES - We reserve the right to deduct any taxes levied by any government entity which, at our sole discretion, are determined to have resulted from the establishment or maintenance or operation of the Separate Account, or from the investment performance of the Separate Account.

                      WITHDRAWAL PROVISIONS

FREE WITHDRAWAL AMOUNT - The Free Withdrawal Amount for each Contract year is shown on the Policy Data Page.

WITHDRAWALS - You may withdraw all or part of your Account Value at any time after the end of the Right to Examine period by Proper Notice to us. The minimum amount of any Partial Withdrawal is shown on the Policy Data Page. The withdrawal will be made from the Investment Accounts and the Fixed Account(s) in proportion to your amounts in each account, unless you request deduction from specific Investment Accounts or Fixed Accounts.

There may be a Withdrawal Charge. Whenever the total amount withdrawn in a Contract Year exceeds the Free Withdrawal Amount, there is a Withdrawal Charge on the excess. The charge will be a percentage of the excess as shown on the Policy Data Page. In no event will the Withdrawal Charge exceed the limit set by state or federal authority.

DEFERRAL OF PAYMENTS - For withdrawals from the Fixed Account, we may defer payment for up to six months. If we do, interest on the Fixed Account will continue to be earned at the declared rates. We will not defer any amounts needed to pay premiums for other policies in force with us.

While payments will generally be made within 7 days of Proper Notice, we may suspend or delay withdrawal payments or transfers from the Variable Account when permitted under applicable federal laws, rules and regulations.

                            DEATH BENEFIT PROVISIONS

DEATH PROCEEDS - The Death Proceeds under this Contract are the greater of:

     1.the Account Value less any outstanding loan and accrued interest, and

     2.thetotal Premiums paid less an adjustment for prior withdrawals, less any outstanding loan and accrued interest.

DEATH OF THE OWNER - If you die before the Annuity Date and the beneficiary is your surviving spouse:

Your surviving spouse will become the new Owner. The policy will continue with its terms unchanged and your spouse will assume all rights as its Owner. Within 120 days of your death, your spouse may elect to receive the Death Proceeds or withdraw any of the Account Value without any early withdrawal penalty.

If you die before the Annuity Date and the beneficiary is not your surviving spouse:

The Death Proceeds will be paid to the beneficiary in a lump sum no later than 120 days after your death, unless the beneficiary elects to have this value applied under a settlement option. If a settlement option is elected, the beneficiary must be named the Annuitant, and payments must begin within one year of your death. The option must also have payments which are payable over the life of the beneficiary or over a period which does not extend beyond the life expectancy of the beneficiary.

Any amount payable hereunder will not be less than the minimum required by the law of the state where this Contract is delivered.

DEATH OF THE ANNUITANT - If the Annuitant dies before the Annuity Date and the Annuitant is not also the Owner, then:

     1. If the Owner is not an individual, the Death Proceeds will be paid to the Owner in a lump sum no more than 120 days after the Annuitant's death; or

     2. If the Owner is an individual, a new Annuitant may be named and the Contract will continue. If a new Annuitant is not named within 120 days of the former Annuitant's death, the Account Value, less any Withdrawal Charge, will be paid to the Owner in a lump sum.

                                      LOANS

Prior to the Annuity Date, Owners of Contracts qualified under section 403(b) of the Internal Revenue Code may receive loans from the Contract. The plan and the Internal Revenue Code may impose restrictions on loans. The minimum amount of a new loan is shown on the Policy Data Page.

INTEREST CHARGED ON LOANS - Interest accrues daily from the date of the loan at the rate shown on the Policy Data Page. Interest is due on each Contract Anniversary. If you do not pay interest when due, we will add that amount to the loan.

LOAN ACCOUNT - At the time any loan is issued, we transfer an amount equal to the loan from the Investment Accounts and the Fixed Account(s) into a Loan Account as collateral for the loan. On your loan request, you may specify that the transfer is to be made from specific Investment Accounts or Fixed Account(s). If you make no specification, this transfer is made from each account in proportion to the Account Value in the Investment Accounts and the Fixed Account.

The Loan Account will be credited with interest daily which will be at least equal to the rate shown on the Policy Data Page. We may credit a higher rate.

LOAN PAYMENTS - Loans must be repaid in substantially level payments, not less frequently than quarterly, within five years. Loans used to purchase the principal residence of the Owner may be repaid within 15 years. If a loan payment is not paid when due, interest will continue to accrue. If a loan payment is not paid when due, the entire loan will be treated as a deemed distribution, may be taxable to the borrower, and may result in a tax penalty.

        OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS

OWNERSHIP - As the Owner of this Contract, you are entitled to all rights given by its terms. You may exercise these rights without the consent of the Annuitant, Beneficiary, or Payee. Your rights are subject to the interests of any assignee or irrevocable beneficiary.

ASSIGNMENT - You may assign this policy. Your rights and the rights of any beneficiary will be secondary to the rights of the assignee. We assume no responsibility for the validity of an assignment. Any assignment will not be binding upon us until we receive Proper Notice. Because an assignment may be a taxable event, you should consult competent tax advisors as to the tax consequences resulting from such an assignment.

BENEFICIARY - The beneficiary is as named in the application unless later changed by you. A beneficiary may only be named by the Owner if the Owner is an individual. If the Owner is not an individual, the Owner will be the Beneficiary.

The interests of a beneficiary who dies before the Owner will pass to any surviving beneficiaries unless you specify otherwise. If no beneficiary survives the Owner, the rights to Contract Proceeds will vest in your estate.

CHANGE OF BENEFICIARY - You may change the beneficiary of this Contract by giving Proper Notice. A change will take effect on the date the notice is signed. However, the change will not apply to any payments made or actions taken by us before we received the notice. We reserve the right to require that this Contract be presented for endorsement of any change. An irrevocable beneficiary may be changed only with written consent of that beneficiary.

CHANGE OF ANNUITANT - If the Owner is an individual, the Annuitant may be changed by Proper Notice any time prior to the Annuity Date. The Annuitant must also be an individual and must be you, or someone chosen from among your spouse, parents, brothers, sisters and children. Any other choice will need our consent.

If the Owner is not an individual, a change in the Annuitant will not be permitted without our consent.

                            OTHER CONTRACT PROVISIONS

CONTRACT - The entire Contract consists of:
     1.   the basic contract;
     2.   riders and endorsements, if any;
     3.   the attached copy of your application.


This Contract is issued in consideration of the application and payment of the initial premium.

Any change in this Contract must be approved by AUL's President, Vice President or Secretary. No Representative is authorized to change or waive any Contract provision.

INCONTESTABILITY - This Contract will not be contested after it has been in force two years from the Contract Date.

ANNUAL REPORT - At least once a year we will send you a report showing the current Account Value, Cash Value, amount of interest credited to amounts in the Fixed Account(s), change in value of amounts in the Variable Account, premiums paid, loans, Partial Withdrawals, and expense charges since the prior report. Any other information required by the Insurance Department of the state where the application is signed will also be included in the annual report.

CONFORMITY WITH LAWS - This Contract is subject to the laws of the state where the application is signed. We reserve the right to make any changes without your consent which are necessary to comply with any federal or state statute, rule, or regulation.

PARTICIPATION - While this Contract is in force prior to the Annuity Date, dividends, if any, will be determined each year by AUL and credited to the Fixed Account.

                              SETTLEMENT PROVISIONS

CONTRACT PROCEEDS - If the Contract is in the applicable Contract Year reflected on the Policy Data Page or later and you select the life annuity or survivorship annuity option, the Contract Proceeds are equal to the Account Value. Otherwise, Contract Proceeds are equal to the Account Value less any applicable Withdrawal Charge.

ANNUITY DATE - The Annuity Date is the date chosen for annuity payments to begin. Such date will be the first day of a calendar month unless otherwise agreed upon by us. During the Accumulation Period, you may change the Annuity Date subject to approval by us.

ANNUITIZATION - Annuitization is irrevocable once payments have begun. When you annuitize, you must choose:

     1.   an annuity payout option, and
     2. either a fixed payment annuity, variable payment annuity, or any available combination.

FIXED PAYMENT ANNUITY - The payment amount under a Fixed Payment Annuity option will be determined by applying the selected portion of the Contract Proceeds to the Fixed Payment Annuity table then in effect, after deducting applicable premium taxes. The Settlement Option Tables show the guaranteed monthly payments available for Fixed Payment Annuities. Payments under the Fixed Payment Annuity are guaranteed as to dollar amount for the duration of the annuity period.

VARIABLE PAYMENT ANNUITY - The first payment amount under a Variable Payment Annuity option is set at annuitization by applying the selected portion of the Contract Proceeds to the Variable Payment Annuity table you select, after deducting applicable premium taxes. Payments under the Variable Payment Annuity option will vary depending on the performance of the underlying Investment Accounts. The dollar amount of each variable payment may be higher or lower than the previous payment.

1. ANNUITY UNITS AND PAYMENT AMOUNT - The dollar amount of the first payment is divided by the value of an Annuity Unit of the respective Investment Accounts as of the Annuity Date to establish the number of Annuity Units of each Investment Account representing each annuity payment. The number of Annuity Units established remains fixed during the annuity payment period. The dollar amount of subsequent annuity payments is determined by multiplying the fixed number of Annuity Units by the Annuity Unit Value for the Valuation Period in which the payment is due.

2. ASSUMED INVESTMENT RATE - The Assumed Investment Rate (AIR) is the investment rate built into the Variable Payment Annuity table used to determine your first annuity payment. You may select an AIR from 3% to 5%, in 1% increments, when you annuitize. A higher AIR means you would receive a higher initial payment, but subsequent payments would rise more slowly or fall more rapidly. A lower AIR has the opposite effect. If actual investment experience equals the AIR you choose, annuity payments will remain level.

3. VALUE OF AN ANNUITY UNIT - The value of an Annuity Unit for an Investment Account for any subsequent Valuation Period is determined by multiplying the Annuity Unit Value for the immediately preceding Valuation Period by the Net Investment Factor for the Valuation Period for which the Annuity Unit Value is being calculated, and multiplying the result by an interest factor to neutralize the AIR built into the Variable Payment Annuity table which you selected.

4. TRANSFERS - During the Annuity Period, transfers between Investment Accounts must be made in writing. We reserve the right to restrict such transfers to one per year and to require that they take place on the anniversary of the Annuity Date. Upon transfer, the number of Annuity Units for each Investment Account will be redetermined as of the Valuation Date of the transfer.

PAYMENT OPTIONS - All or any part of the proceeds paid at death or upon full surrender of this Contract may be paid in one sum or according to one of the following options:

1. INCOME FOR A FIXED PERIOD. Proceeds are payable in monthly installments for a specified number of years, not to exceed 20.

2. LIFE ANNUITY. Proceeds are payable in monthly installments for as long as the payee lives. A number of payments can be guaranteed, such as 120, or the number of payments required to refund the proceeds applied.

3. SURVIVORSHIP ANNUITY. Proceeds are payable in monthly installments for as long as either the first payee or surviving payee lives.

The Contract Proceeds may be paid in any other method or frequency of payment acceptable by us.

Contract Proceeds payable in one sum will accumulate at interest from the date of death or surrender to the payment date at the rate of interest then paid by us or at the rate specified by statute, whichever is greater.

ADJUSTED AGE - An adjusted age is calculated as follows:

     (a) Determine a payee's actual age in years and full months on the date payments are to begin.
     (b)  Subtract  1/2 months for each year the payee's  year of birth  exceeds
          1900.

PAYEE - Payee means the person(s) designated by the Owner to receive annuity payments. The Owner may change the payee at any time by giving us 30 days written notice. Payees may be named regardless of whether the Owner is an individual. If a payee dies and there is no surviving payee, the Owner must name a new payee, or we will pay a single sum to the Owner. This single sum will be the commuted value of any remaining guaranteed payments.

CLAIMS OF CREDITORS - Settlement option payments will be exempt from the claims of creditors to the maximum extent permitted by law.

MISSTATEMENT OF AGE OR SEX - If the Annuitant's age or sex has been misstated, we will adjust any amount payable under this Contract to that based on the correct age and sex.

EVIDENCE OF AGE AND SEX - Evidence of age and sex for any Annuitant will be required before payments begin.

EVIDENCE THAT THE ANNUITANT IS ALIVE - We may ask for evidence that the Annuitant is still alive when any annuity payment is due.

                 FIXED PAYMENT ANNUITY SETTLEMENT OPTION TABLES

                         Guaranteed Monthly Income Per
                               $1,000 of Proceeds

                       OPTION 1 - Income for Fixed Period

                Number           Monthly      Number       Monthly
               of Years          Income     of Years        Income
               ---------------------------------------------------

                 1               $84.47        11           $8.86
                 2                42.86        12            8.24
                 3                28.99        13            7.71
                 4                22.06        14            7.26
                 5                17.91        15            6.87
                 6                15.14        16            6.53
                 7                13.16        17            6.23
                 8                11.68        18            5.96
                 9                10.53        19            5.73
                10                 9.61        20            5.51


Quarterly Income is 2.993 times the monthly income and annual income is 11.839 times the monthly income.

                             OPTION 2 - LIFE ANNUITY

The amount of income is based on the adjusted age of the annuitant on the date of the first payment.

                     Adjusted Number of Guaranteed Payments


Adjusted     Number of Guaranteed Payments      Adjusted     Number of Guaranteed Payments
  Age        -----------------------------        Age        -----------------------------
             None      120         Refund*                   None      120         Refund*

  55        $4.14    $4.11         $4.01           63       $4.90    $4.82        $4.63
  56         4.21     4.19         4.07            64        5.02     4.93          4.72
  57         4.30     4.26         4.14            65        5.15     5.05          4.83
  58         4.38     4.34         4.21            66        5.30     5.18          4.93
  59         4.47     4.43         4.29            67        5.45     5.31          5.05
  60         4.57     4.52         4.37            68        5.61     5.45          5.17
  61         4.67     4.61         4.45            69        5.79     5.60          5.30
  62         4.78     4.72         4.54            70        5.98     5.76          5.43
     *The sum of all guaranteed payments will equal the amount  applied under this option.


                 OPTION 3 - SURVIVORSHIP ANNUITY

The amount of income is based on the adjusted age of each of the annuitants on the date of the first payment.

                                50% to Survivor                                          100% to Survivor
                                120 Guaranteed Payments                                 120 Guaranteed Payments

Payee #1                       Payee #2 Age                       Payee #1                  Payee #2 Age
  Age                          ------------                         Age                     ------------
          50       55       60       65       70                            50       55       60       65      70
        ------------------------------------------                        -------------------------------------------
  50    $3.80    $3.95    $4.13    $4.34    $4.58                   50    $3.46    $3.56    $3.64    $3.69   $3.74
  55     3.95     4.11     4.31     4.53     4.80                   55     3.56     3.69     3.82     3.92    4.00
  60     4.13     4.31     4.52     4.77     5.06                   60     3.64     3.82     4.00     4.17    4.30
  65     4.34     4.53     4.77     5.05     5.38                   65     3.69     3.92     4.17     4.41    4.63
  70     4.58     4.80     5.06     5.38     5.76                   70     3.74     4.00     4.30     4.63    4.97

Income for other combinations of ages will be furnished on request.

                         NOTICE OF ANNUAL MEETING

By-law, Art. II, Sec. 2: The regular annual meeting of the members of American United Mutual Insurance Holding Company shall be held at its principal place of business on the third Thursday in February each year at ten o'clock A.M. local time or at such other location, place or time as may be designated by the Board of Directors. The election of directors shall be held at the annual meeting.










     American United Life Insurance Company (R)
     Indianapolis, Indiana


  ______________________________________________________________________________



                   READ YOUR POLICY CAREFULLY

          FLEXIBLE PREMIUM ADJUSTABLE VARIABLE ANNUITY
                          PARTICIPATING
                PERIOD OF COVERAGE NOT GUARANTEED

   THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND AUL.